UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2010

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2010, the Board of Directors of Sunrise Senior Living, Inc. (the “Corporation”) terminated the employment of Daniel J. Schwartz, the Corporation’s Senior Vice President, North American Operations, other than for “Cause” (as defined in Mr. Schwartz’s employment agreement with the Corporation, dated as of January 16, 2009 (the “Employment Agreement”)), effective as of May 31, 2010.  On January 22, 2010, the Compensation Committee of the Corporation’s Board of Directors approved the terms of the termination of Mr. Schwartz’s employment, as described below.

Subject to Mr. Schwartz’s execution and non-revocation of a general waiver and release of claims against the Corporation, upon his departure, Mr. Schwartz will generally receive the severance payments and benefits payable to him pursuant to the Employment Agreement upon a termination of his employment other than for “Cause”, except that in lieu of a lump sum cash severance payment equal to two years’ base salary and 75% of his target bonus amount (based on his base salary of $350,000 and target bonus of 100% of base salary), Mr. Schwartz will receive such cash severance payment in the form of equal monthly installments of 1/24th of the total cash severance amount commencing July 2010 and continuing until December 2010, and the remaining balance to be paid in a lump sum on December 31, 2010.  In addition, Mr. Schwartz will be entitled to outplacement services at the Corporation’s expense (not to exceed $9,000).  Lastly, Mr. Schwartz will be subject to a covenant of non-solicitation of the Corporation’s employees and customers during his employment and for two-years thereafter, to a covenant of non-competition during his employment and for a period of one year thereafter (rather than for a period of two years following employment, as provided in the Employment Agreement), and to perpetual duties of confidentiality and non-disparagement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: January 28, 2010	By: Name: Title:	/s/ D. Gregory Neeb D. Gregory Neeb Chief Investment Officer